EXHIBIT 10.1

AMENDMENT NO. 3 TO

XERIUM TECHNOLOGIES, INC.

2005 EQUITY INCENTIVE PLAN

This Amendment to the Xerium Technologies, Inc. 2005 Equity Incentive Plan (the “Amendment”) is made on March 9, 2009 effective as of the time provided below.

WHEREAS, Xerium Technologies, Inc. (the “Company”) has previously adopted the Xerium Technologies, Inc. 2005 Equity Incentive Plan (the “Plan”);

WHEREAS, Section 10(d) of the Plan gives Board of Directors of the Company (the “Board”) the power to amend the Plan or any portion thereof at any time, subject to such shareholder approval as the Board determines to be necessary or advisable;

WHEREAS, the Board desires to amend the Plan to increase the limit on the number of shares of Common Stock that may be granted as Stock Awards as set out in Section 5(c) for 2009 to accommodate the Stock Awards slated to be made to Stephen Light in 2009 under the terms of the 2008 Management Incentive Compensation Program and his employment agreement.

NOW, THEREFORE, the Plan is hereby amended effective as of such time as the Amendment is approved by the stockholders of the Company:

Section 5(c) of the Plan is amended by adding the following phrase at the end of that section:

“provided, however, that the maximum number of shares of Common Stock that may be granted as Stock Awards pursuant to Section 8 to the Company’s Chief Executive Officer in 2009 shall not exceed 2,302,178, subject to adjustment under subsection (b).”

Except as expressly amended hereby, all provisions of the Plan shall remain in full force and effect.

The Amendment shall have no effect until such time as it is approved by the stock holders of the Company.

The provisions of the Amendment shall be governed by and interpreted in accordance with the laws of the State of Delaware.